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                                                                     Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                               REDWOOD TRUST, INC.

                  REDWOOD TRUST, INC., a Maryland corporation, having its principal office at The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST:            The Corporation desires to amend and restate
its charter as currently in effect and as hereinafter amended.

                  SECOND:           The following provisions are all the
provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                  The undersigned, Billie Swoboda, whose address is 32 South Street, Baltimore, Maryland, 21202, being at least eighteen (18) years of age, does hereby act as an incorporator, under and by virtue of the General Laws of the State of Maryland, authorizing the formation of corporations and with the intention of forming a corporation.

                                   ARTICLE II

                  The name of the corporation (which is hereinafter called the "Corporation") is:

                               REDWOOD TRUST, INC.

                                   ARTICLE III

                  The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Corporations and Associations Article of the Annotated Code of Maryland as amended from time to time.

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                                   ARTICLE IV

                  The present address of the principal office of the Corporation in this State is:

                  The Corporation Trust Incorporated
                  32 South Street
                  Baltimore, Maryland  21202

                                    ARTICLE V

                  The name and address of the resident agent of the Corporation are:

                  The Corporation Trust Incorporated
                  32 South Street
                  Baltimore, Maryland  21202

Said resident agent is a Maryland corporation actually residing in the State.

                                   ARTICLE VI

                  A. The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000 shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value to Five Hundred Thousand Dollars ($500,000.00). All of such shares are initially classified as "Common Stock." The Board of Directors may classify and reclassify and unissued shares of Common Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

                  B. The following is a description of the preferences, conversion and other rights, voting powers, restrictions limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation.

                           (1)      Each share of Common stock shall have one
vote, and, except as otherwise provided in respect of any class of capital stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

                           (2)      Subject to the provisions of law and any
preferences of any class of capital stock hereafter classified or reclassified, dividends, including dividends payable in shares of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

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                           (3)      In the event of any liquidation, dissolution
or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of capital stock hereafter classified or reclassified having a preference or distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of capital stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

                  C. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such capital stock into a class or classes of preferred stock, preference stock, special stock, or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering ore or more of the following:

                           (1)      The distinctive designation of such class or
series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

                           (2)      Whether or not and, if so, the rates,
amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable or any other class or series of capital stock, and the status of any such dividends as cumulative to a limited extent or noncumulative and as participating or nonparticipating.

                           (3)      Whether or not shares of such class or
series shall have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                           (4)      Whether or not shares of such class or
series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

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                           (5)      Whether or not shares of such class or
series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                           (6)      The rights of the holders of shares of such
class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of capital stock.

                           (7)      Whether or not there shall be any
limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

                           (8)      Any other preferences, rights, restrictions,
including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter.

                  D. For the purposes hereof and of any Articles supplementary hereto providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such Articles or document), any class or series of capital stock of the Corporation shall be deemed to rank:

                           (1)      prior to another class or series either as
to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

                           (2)      on a parity with another class or series
either as to dividends or upon liquidations, whether or not the dividend rates, dividend payment dates or redemption or liquidations price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidations, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidations prices, without preference or priority over the holders of such other class or series; and

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                           (3)      junior to another class or series either as
to dividends or upon liquidations, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

                                   ARTICLE VII

                  The number of Directors of the Corporation shall be three (3), which number may be increased or decreased pursuant to the by-laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The directors shall be divided into three Classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The terms of the initial Class I directors shall terminate on the date of the annual meeting of stockholders held in 1995; the terms of the initial Class II directors shall terminate on the date of the annual meeting of stockholders held in 1996; and the term of the initial Class III directors shall terminate on the date of the annual meeting of stockholders held in 1997. At each annual meeting of stockholders beginning in 1995, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  The names and Classes of the directors who shall act until their terms expire or until their successors are duly chosen and qualified are:

                  Director                                Class

                  Frederick H. Borden                     Class I
                  Douglas B. Hansen                       Class II
                  George E. Bull                          Class III

                                  ARTICLE VIII

                  Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any pre-emptive or preferential right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities

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exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

                                   ARTICLE IX

                  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws, and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or missions occurring prior to such amendment or repeal.

                                    ARTICLE X

                  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                                   ARTICLE XI

                  Section 1. Definitions. For the purpose of this Article XI, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of Capital Stock by a Person either directly or constructively through the application of section 544 of the Code, as modified by sections 856(h)(l)(B) and 856(h)(3)(A) of the Code and determined without respect to whether such ownership has the effect of meeting the stock ownership requirement of section 542(a)(2) of the Code. The terms "Beneficial Owner," "Beneficially Owning," "Beneficially Ow" and "Beneficially Owned" shall have the correlative meanings.

                  "Beneficial" shall mean the beneficiary of the Trust as determined pursuant to Section 9 of this Article XI.

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                  "Code" shall mean the Internal Revenue Code of 1986, as
amended.

                  "Capital Stock" shall mean stock that is either Common Stock, Preferred Stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article VI or this Article XI.

                  "Excess Securities" shall have the meaning set forth in
Section 4 of this Article XI.

                  Initial Public Offering" shall mean the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

                  "Market Price" for any class of Capital Stock or Warrants shall mean the last reported sales price reported on the New York Stock Exchange of such Capital Stock or Warrants, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of such Capital Stock or Warrants on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such Capital Stock or Warrants may be traded, or if not then traded any exchange or quotation system, then the market price of the Capital Stock or Warrants on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                  "NYSE" shall mean the New York Stock Exchange.

                  "Ownership Limit" shall mean the Beneficial Ownership of 9.8%, in number of shares or value, of each class of outstanding Capital Stock of the Corporation, and after adjustment as set forth in Section 12 of this Article XI, shall mean such greater percentage of the outstanding Capital Stock as so adjusted. The number and value of shares of the outstanding Capital Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

                  "Person" shall mean an individual, corporation, partnership. estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering or private placement of Capital Stock or Warrants for a period of 90 days following the purchase by such underwriter of such Capital Stock or Warrants.

                  "Purported Transferee" shall mean, with respect to any purported Transfer which results in Excess Securities, the purported transferee who would have acquired shares of Capital Stock or Warrants, if such Transfer had been valid under Section 2 of this Article XI.

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                  "REIT" shall mean a real estate investment trust as defined under section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interest of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise, or other disposition of Capital Stock or Warrants (including (a) the granting of any option of entering into any agreement for the sale, transfer or other disposition of Capital Stock or Warrants, (b) the sale, transfer, assignment or other disposition of Warrants or any other securities or rights convertible into or exchangeable for Capital Stock, but excluding the actual conversion or exchange of such securities or rights into Capital Stock and (c) any transfer or other disposition of any interest in Capital Stock or Warrants as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms "Transfers" and Transferred" shall have the correlative meanings.

                  "Trust" shall mean the trust created pursuant to Section 6 of this Article XI.

                  "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

                  "Warrants" shall mean warrants to acquire shares of Capital Stock of the Corporation.

                  Section 2.  Ownership Limitation.

                  (A) Except as provided in Section 13 of this Article XI, from the earlier of (x) the date of the Initial Public Offering or (y) January 1, 1995, and until the Restriction Termination Date, no Personal shall Beneficially Own any class of shares of the outstanding Capital Stock in excess of the Ownership Limit.

                  (B) Except as provided in Section 13 of this Article XI, from the earlier of (x) the date of the Initial Public Offering or (y) January 1, 1995, and until the Restriction Termination Date, any Transfer that, if effective would result in any Person Beneficially Owning any class of Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Capital Stock or Warrants representing Beneficial Ownership of Shares of any class of Capital Stock in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Capital Stock or Warrants.

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                  (C) Except as provided in Section 13 of this Article XI, from the earlier of (x) the date of the Initial Public Offering or (y) January 1, 1995, and until the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being beneficially owned (as provided in section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution shall be void ab initio as to the Transfer of such shares of Capital Stock which would be otherwise beneficially owned (as provided in section 856(a) of the Code) by the intended transferee; and the intended transferee shall acquire no rights in such shares of Capital Stock.

                  (D) From the date of the earlier of (x) the date of the Initial Public Offering or (y) January 1, 1995, and until the Restriction Termination Date, any transfer that, if effective, would result in the Corporation being "closely held" within the meaning of section 856(h) of the Code shall be void ab initio as to the Transfer of such shares of Capital Stock or Warrants which would cause the Corporation to be "closely held" within the meaning of section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Capital Stock or Warrants.

                  (E) Until the Restriction Termination Date, any Transfer that, if effective, would result in disqualification of the Corporation as a REIT shall be void ab initio as to the Transfer of such shares of Capital Stock or Warrants; and the intended transferee shall acquire no rights in such shares of Capital Stock or Warrants.

                  (F) Nothing contained herein shall impair the settlement of transactions entered into on the facilities of the NYSE or any other exchange on which shares of Capital Stock or Warrants are traded.

                  Section 3. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 2 of this Article XI (whether or not such Transfer is a result of a transaction entered into through the facilities of the NYSE or any other exchange that shares of Capital Stock or Warrants are traded) or that a Person intends to acquire or Transfer or has attempted to acquire or Transfer Beneficial Ownership of Capital Stock of the Corporation in violation of Section 2, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any purported Transfers in violation of this Article XI shall automatically result in the designation and treatment described in this Article XI, irrespective of any action (or non-action) by the Board of Directors.

                  Section 4. Excess Securities. If at any time after the earlier of (x) the date of the Initial Public offering and (y) January 1, 1995 and before the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that (x) any Person would Beneficially Own Capital Stock in excess of the applicable

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Ownership Limit and (y) any provision of Section 2 of this Article XI or any application of such provision is determined to be void, invalid, or unenforceable by any court having jurisdiction over the issue, then, except as otherwise provided in Section 13 of this Article XI, such share of Capital Stock or Warrants representing Beneficial Ownership of shares of Capital Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall constitute "Excess Securities" and be treated as provided this Article XI. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure; provided, however subject to the provisions of Section 13, shares of Capital Stock or Warrants held by an underwriter in a public offering or private placement of shares or warrants, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares or warrants will make a timely distribution of such shares or warrants to or among other holders such that, following such distribution, none of such securities will be Excess Securities, shall not constitute Excess Securities.

                  Section 5. Notice to Corporation. Any Person who acquires shares of Capital Stock or Warrants in violation of Section 2 of this Article XI, or any Person who is a Purported Transferee such that Excess Securities results under Section 4 of this Article XI, shall immediately give written notice or, in the event of a proposed or attempted Transfer that would violate
Section 2 of this Article XI, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

                  Section 6. Trust for Excess Securities. Upon any purported Transfer of Capital Stock that results in Excess Securities, such Excess Securities shall be deemed automatically to have been converted into a class separate and distinct from the class or series from which converted and from any other shares of Capital Stock. All Excess Securities shall be transferred by operation of law to the Corporation, as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Securities may later be transferred pursuant to Section 9 of this Article XI. Excess Securities that constitute Capital Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Transferee shall have no rights in any Excess Securities except the right to designate a transferee of such Excess Securities upon the terms specified in Section 9 of this Article XI.

                  Section 7. No Distribution for Excess Securities. The Trustee, as holder of Excess Securities, shall not be entitled to any distribution (including dividends or distributions upon liquidation, dissolution or winding up.) Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock or Warrants have been purportedly Transferred so as to be deemed Excess Securities shall be rapid to the Corporation upon demand.

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                  Section 8. No Voting or Exercise Rights for Excess Securities.
The Trustee, as holder of Excess Securities, shall not be entitled to vote on any matter and shall not be entitled to exercise or convert any such securities into shares of Capital Stock.

                  Section 9. Transfer of Excess Securities. The Purported Transferee may freely designate a beneficiary (a "Beneficiary") of an interest in the Trust (representing the number of shares or warrants (as the case may be) of Excess Securities held by the Trust attributable to a purported Transfer that resulted in the Excess Securities), if (a) the Excess Securities held in the Trust would not be Excess Securities in the hands of such Beneficiary and (b) the Purported Transferee does not receive a price for designating such Beneficiary that reflects a price per share or per warrant for such Excess Securities that exceeds (i) the price per share or per warrant such Purported Transferee paid for the Capital Stock or Warrants in the purported Transfer that resulted in the Excess Securities, or (ii) if the Purported Transferee did not give value for such Excess Securities (through a gift, devise or other transaction), a price per share or per warrant equal to the Market Price for the shares or warrants of the Excess Securities on the date of the purported Transfer that resulted in the Excess Securities. Upon such transfer of an interest in the Trust, the corresponding shares or warrants of Excess Securities in the Trust shall be automatically exchanged for an equal number of shares of Capital Stock or Warrants and such shares of Capital Stock or Warrants shall be transferred of record to the transferee of the interest in the Trust if such shares of Capital Stock or Warrants would not be Excess Securities in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 10 of this Article XI.

                  Notwithstanding the foregoing, if a Purported Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 9 of this Article XI, such Purported Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 9 of this Article XI, such Purported Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

                  If any of the foregoing restrictions or transfer of Excess Securities are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Company.

                  Section 10. Call by Corporation on Excess Securities. Excess Securities shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share or per warrant equal to the lesser of (a) the price per share in the transaction that created such Excess Securities (or, in the case of a devise or gift, the Market Price at the time of such device or gift), reduced by the amount of any distributions received in violation of
Section 7 that have not been repaid to the Corporation, and (b) the Market Price of the Capital Stock or

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Warrants to which such Excess Securities related on the date the Corporation, or its designee, accepts such offer, reduced by the amount of any distributions received in violation of Section 7 that have not been repaid to the Corporation. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the purported Transfer which resulted in such Excess Securities and (x) the date of the purported Transfer which resulted in such Excess Securities and (y) the date the Board of Directors determines in good faith that a purported Transfer resulting in Excess Securities has occurred, if the Corporation does not receive notice of such Transfer pursuant to Section 5 of this Article XI but in no event later than a permitted transfer pursuant to and in compliance with the terms of Section 9 of this Article XI.

                  Section 11. Information for Corporation. Until the Restriction Termination Date:

                           (A)  Every record owner of more than 5.0% (during any
period in which the number of stockholders of record is 2000 or more) or 1% (during any period in which the number of stockholders of records is greater than 200 but less than 2000) or 1/2% (during any period in which the number of stockholder is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each such record owner shall also provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

                           (B)  Each Person who is a Beneficial Owner of Capital
Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or government agency, or to determine any such compliance.

                  Section 12. Increase in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that:

                           (A)  Any decrease may be made prospectively as to
subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

                           (B)  The Ownership Limit may not be increased if,
after giving effect to such increase, five Beneficial Owners of Common Stock could Beneficially Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and

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                           (C)  Prior to the modification of the Ownership Limit
the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  Section 13. Waivers by Board. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may waive the ownership Limit with respect to such transferee.

                  Section 14. Legend All certificates for shares of Capital Stock and Warrants shall bear a legend referencing the restrictions on ownership and transfer as set forth in these Articles of Incorporation.

                  Section 15. Other Action by Board. Subject to Section 2(F) of this Article XI, nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to preserve the Corporation's status as a REIT.

                  Section 16. Ambiguities. Subject to Section 2(F) of this
Article XI, in the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article XI with respect to any situation based on the facts known to it.

                  Section 17. Severability. If any provisions of this Article XI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE XII

                  With respect to any proposed merger, acquisition, business combination or other transaction or proposal, a director of the Corporation, in determining what is in the best interests of the Corporation, shall consider the interest of the stockholders of the Corporation and, in his or her discretion, may consider (i) the interests of the Corporations's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and society interests and (iv) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain

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
nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of the Corporation's stockholders.

                                  ARTICLE XIII

                  The Corporation hereby expressly elects not to be governed by the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law.

                                   ARTICLE XIV

                  Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the charter.

                                   ARTICLE XV

                  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                                   ARTICLE XVI

                  The Corporation reserves the right from time to time to make any amendments of this charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, or any of its outstanding stock by classification, reclassification or otherwise.

                                  ARTICLE XVII

                  The enumeration and definition of particular powers of the Board of Directors included in the foregoing Articles shall in no way be limited or restricted by reference to or inference from the terms of any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

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
                                  ARTICLE XVIII

                  The duration of the Corporation shall be perpetual.

                  THIRD:            The amendment to and restatement of the
charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

                  FOURTH:           The amendment and restatement of the charter
of the Corporation does not increase the authorized stock of the Corporation.

                  FIFTH:            The undersigned President acknowledges these
Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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
                  IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested by its Secretary on this ______ day of June, 1994.

ATTEST                                       REDWOOD TRUST, INC.



____________________                         By:_________________________(SEAL)
Frederick H. Borden                              Douglas B. Hansen
Secretary                                        President

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